Exhibit 10.2

MUTUAL GENERAL RELEASES

The below Mutual Releases dated as of the last date set forth on the signature page hereto (the “Effective Date”) and made in connection with that certain Agreement for Repayment of Deferred Compensation Payments (the “Agreement”) is entered into between and among Roger Little (“Little”) an individual, SPI-Trust (“SPI-Trust”), a Massachusetts-based trust company, David R. Blouin (“Blouin”), an individual, Blouin & Company, Inc. (“Blouin & Company”), a Massachusetts corporation, and Spire Corporation (“Spire” and, with Little, the Trust, Blouin and Blouin & Company, each a “Party” and collectively the “Parties”), a Massachusetts corporation .

WHEREAS, in connection with Little’s services to Spire, Little asserts he was entitled, pursuant to that certain Spire Corporation Non-Qualified Deferred Compensation Plan for Roger Little (the “Deferred Compensation Plan”), to receive, and did receive from a trust established solely for the purpose of holding and disbursing funds in connection with the Deferred Compensation Plan (the “Plan Trust”), payment of $2,164,534 in cash and 845,241 shares of Spire stock as deferred compensation (the “Deferred Compensation Payment”); and

WHEREAS, Blouin, individually and through Blouin & Company, served as trustee of the Plan Trust; and

WHEREAS, By letter date December , 2015, Spire made demand for return of the Deferred Compensation Payment and raised certain allegations against Little and Blouin in connection with the Deferred Compensation Payment; and

WHEREAS, Little and SPI-Trust have certain claims against Spire for monies owed; and

WHEREAS, pursuant to the Agreement, Little has agreed to repay to Spire, and Spire has agreed to accept repayment of, the Deferred Compensation Payment.

NOW, THEREFORE, in consideration of the mutual covenants and promises among the Parties hereto, for good and valuable consideration, and without admission of liability by any Party, the Parties hereto execute the following mutual, general releases in favor of the Parties:

1.    General Release of Roger Little. Spire, its officers, directors, employees, predecessors, affiliates, successors, representatives, attorneys, heirs, administrators and assigns (the “Spire Releasing Parties”), hereby release, acquit, and forever discharge Little, his heirs, administrators, advisors, executors, assigns, successors and agents (the “Little Released Parties”) from any and all claims or causes of action of any kind whatsoever, at common law, equity, statutory or otherwise, liquidated or contingent, which the Spire Releasing Parties have or might have had, whether known or unknown, now existing or arising hereafter, including, without limitation, all claims directly, indirectly or remotely attributable or arising out of or related to the Little’s role as an officer, director, employee or contract counterparty of Spire and all claims asserted or which could have been asserted in connection therewith, including without limitation, any and all claims or causes of action related to the Deferred Compensation Payment.

2.     General Release of SPI-Trust. The Spire Releasing Parties hereby release, acquit, and forever discharge SPI-Trust, its trustee, beneficiaries, administrators, advisors, executors, assigns, successors and agents (the “SPI-Trust Released Parties”) from any and all claims or causes of action of any kind whatsoever, at common law, equity, statutory or otherwise, liquidated or contingent, which the Spire Releasing Parties have or might have had, whether known or unknown, now existing or arising hereafter.

3.     General Release of the David R. Blouin and Blouin & Company. The Spire Releasing Parties hereby release, acquit, and forever discharge Blouin and Blouin & Company, and all of their directors, officers, employees, advisors, assigns, successors and agents (the “Blouin Released Parties”) from any and all claims or causes of action of any kind whatsoever, at common law, equity, statutory or otherwise, liquidated or contingent, which the Spire Releasing Parties have or might have had, whether known or unknown, now existing or arising hereafter, including, without limitation, all claims directly, indirectly or attributable or arising out of or related to the Lease, and/or all claims directly, indirectly or remotely attributable or arising out of or related to Little’s role as an officer, director or employee of Spire and all claims asserted or which could have been asserted in connection therewith, including without limitation, any and all claims or causes of action related to the Plan Trust and the Deferred Compensation Payment.

4.     Voiding of Releases from Spire Releasing Parties. The Spire Releasing Parties’ releases of: the Little Released Parties; the SPI-Trust Released Parties; and the Blouin Released Parties will be null and void and of no legal effect if Spire does not receive any portion of the DCR Balance (as defined in and contemplated by the Agreement) after Spire delivers a Certification of Transfer to the trustee of the Plan Trust by which Spire directs release of funds from the Plan Trust to effect payments to its creditors and/or funding of the company’s wind down expenses.

5.     General Release of Spire Company. Little, SPI-Trust, Blouin and Blouin & Company, their respective directors, officers, employees, agents predecessors, affiliates, successors, representatives, attorneys, heirs, administrators, executors, and assigns (the “Little and Blouin Releasing Parties”), hereby release, acquit, and forever discharge Spire, its directors, officers, employees, agents, advisors, predecessors, affiliates, successors, representatives, attorneys, heirs, administrators, executors, and assigns (the “Spire Released Parties”) from any and all claims or causes of action of any kind whatsoever, at common law, equity, statutory or otherwise, liquidated or contingent, which the Little and Blouin Releasing Parties have or might have had, whether known or unknown, now existing or arising hereafter. Notwithstanding the foregoing, the releases set forth herein do not act to release any and all rights and interests held by Little solely in his capacity as a shareholder of Spire. Further, and notwithstanding the foregoing, the releases set forth herein do not act to release any and all rights and claims Little has to monies that are ultimately determined to be owed to him under the Deferred Compensation Plan. Additionally, if a bankruptcy case or other insolvency proceeding is filed by or against Spire, the releases granted herein by the Little and Blouin Releasing Parties will be null and void and of no legal effect, and the Little and Blouin Releasing Parties will be deemed to have and hold any and all rights, claims and defenses against the Spire Released Parties.

6.     Acknowledgment. By signing this General Release, each Party acknowledges and agrees that each understands the meaning of this General Release and that each freely and voluntarily enters into it. The Parties agree that no fact, evidence, event, or transaction, whether known or unknown, shall affect in any manner the final and unconditional nature of the agreements and releases set forth herein. Each and all of the Spire Releasing Parties as defined herein acknowledge that they are intended third party beneficiaries of this General Release. Each and all of the Little and Blouin Releasing Parties as defined herein acknowledge that they are intended third party beneficiaries of this General Release. The parties expressly agree and acknowledge that the General Releases provided herein shall not relieve any party of its obligations under these releases and any agreement or document executed in connection therewith.

7.     Intended Beneficiaries. The Parties acknowledge that each and all of the Little Released Parties, SPI-Trust Released Parties, Blouin Released Parties, Blouin & Company Released Parties and Spire Released Parties are intended beneficiaries (the “Intended Beneficiaries”) of these General Releases as set forth herein.

8.     Miscellaneous. The Parties agree that these General Releases shall be construed in accordance with the laws of the Commonwealth of Massachusetts without regard to choice or conflict of law principles. In the event that any provision contained in these General Releases shall, to any extent, be deemed invalid, illegal or unenforceable, the remainder of these General Releases shall not be affected thereby and each portion and provision of these General Releases shall be valid and enforceable to the fullest extent permitted. Any modifications or waiver of the terms set forth in these General Releases must be in writing and signed by parties. These General Releases may be executed in separate counterparts (including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.

9.     Confidentiality. The Parties agree that, except as to counsel or any other professional advisor consulted in connection with the matters contemplated herein, and/or unless as required as part of any legal case or proceeding in any Federal, State or local jurisdiction, or unless required by applicable federal and/or state law or regulation, they shall keep confidential the terms of this Agreement and any agreements, whether reduced to writing or otherwise, that are the subject of, or related to, the Releases granted hereunder. Any Party shall promptly notify any other Party of any such request or requirement to disclose the terms or substance of such agreements so that the non-disclosing Party may review such proposed disclosure and, if he deems it necessary, seek an appropriate protective order. The Parties agree and warrant that each shall cooperate fully with any other Party in seeking any protective order. Notwithstanding the foregoing, but subject to the non-disclosing Party’s right of review, nothing herein shall restrict or interfere with any obligation by Spire to make disclosures under federal and/or state securities laws.

10.     Non-disparagement. The Parties and Intended Beneficiaries each and all agree that each shall not, in any communication, including without limitation, with the press or any other form of media or social media, or in any communications with creditors, customers, clients, contract counter parties or affiliates, criticize, ridicule or make any statement which disparages or is derogatory of any Party to this agreement or its current or former executives, officers, directors, employees, predecessors, affiliates, successors, representatives, attorneys, advisors, heirs, administrators and assigns. Nothing contained herein shall restrict any statements, allegations or testimony in any lawsuit.

[signature pages to follow]

ROGER G. LITTLE,		SPI-TRUST,

By: /s/ Roger G. Little	By:	/s/ Roger G. Little
Name		Name:
Date:		Title:
Date:

DAVID R. BLOUIN,		BLOUIN & COMPANY, INC.,

By: /s/ David R. Blouin	By:	/s/ David R. Blouin
Name: David R. Blouin		Name: David R. Blouin
Date: June 13, 2016		Title: President
Date: June 13, 2016

SPIRE COMPANY

By: /s/ RW LaFavre
Name: RW LaFavre
Title: CEO
Date: June 10, 2016